Exhibit 99.1

Delta, Korean Air to strengthen partnerships with WestJet

●	Delta and Korean to acquire independent equity stakes totaling 25% in WestJet for US$550 million from Onex Partners and its affiliated funds and co-investors (the “Onex Group”)
●	Agreement will further align airlines’ interests, expand customer benefits and strengthen connectivity between Canada and North America, Europe and Asia and beyond

Delta Air Lines and Korean Air will strengthen their respective partnerships with WestJet through the purchase of minority equity stakes in the Canadian airline from Onex Partners, the upper middle market private equity platform of Onex, a Canadian investor and alternative asset manager. Affiliated funds and co-investors of the Onex Group intend to participate in the sale alongside Onex Partners. These investments build on each airline’s existing relationship with WestJet to provide further benefits to customers in North America, Europe, Asia and beyond.

Under the agreements announced today, Delta and Korean will acquire independent equity stakes totaling 25% in WestJet. Delta will be investing US$330 million and acquiring a 15% stake, and Korean will invest US$220 million in exchange for a 10% stake.

Upon closing, Delta has the right and intent to sell and transfer a 2.3% stake in WestJet to its Joint Venture partner Air France-KLM, also an existing WestJet partner, in exchange for US$50 million. This separate transaction would remain subject to certain Air France-KLM approvals. The Onex Group will continue to own and control Calgary, Alberta-based WestJet.

Delta and Korean have each been codeshare partners with WestJet for years. The broader partnerships will support future benefits for travelers, including an elevated, more seamless travel experience for customers worldwide.

“Investing in a world-class partner like WestJet aligns our interests and ensures that we remain focused on providing a world-class global network and customer experience for travelers in the United States and Canada,” said Delta CEO Ed Bastian. “Together, Delta and our airline partners are connecting the world and transforming the future of travel.”

“We are pleased to invest in WestJet as part of our continued commitment to enhancing transpacific connectivity,” said Walter Cho, Chairman and CEO of Korean Air and Hanjin Group. “This strategic partnership will enhance our global network and create long-term value for customers through greater choice and convenience.”

“Delta, Korean and Air France-KLM are among the world’s most prominent and best-managed airlines. Onex is delighted to welcome them as shareholders in WestJet,” said Tawfiq Popatia, Co-Head of Onex Partners.

“These investments, and the enhanced partnerships they bring, are an endorsement of our people and WestJet’s differentiated performance through an extraordinary period for aviation in recent years,” said WestJet CEO Alexis von Hoensbroech.

Delta and WestJet have been partners since February 2011, providing an expanded global network and seamless travel options for customers on both sides of the U.S.-Canada border. Delta, which is celebrating its 100th anniversary, has proudly been serving the people of Canada for more than 90 years. In recent years, Delta has made equity investments with several international partners, including Air France-KLM, LATAM, Aeromexico, Virgin Atlantic, China Eastern and Korean Air’s parent company, Hanjin KAL.

Korean Air and WestJet have partnered since June 2012, steadily expanding their transpacific connectivity. Through their codeshare agreement, travelers on both sides of the Pacific can access flights between Seoul Incheon and Vancouver, Toronto, and Calgary, with onward connections to WestJet’s domestic Canadian and U.S. routes, as well as Korean Air’s extensive Asian network.

Barclays is acting as financial advisor to WestJet and Onex on the transaction. The agreement is subject to certain regulatory approvals.

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About Delta Air Lines

Through exceptional service and the power of innovation, Delta Air Lines (NYSE: DAL) never stops looking for ways to make every trip feel tailored to every customer. There are 100,000 Delta people leading the way to deliver a world-class customer experience on up to 5,000 daily Delta and Delta Connection flights to more than 290 destinations on six continents, connecting people to places and to each other.  Delta served more than 200 million customers in 2024 -- safely, reliably and with industry-leading customer service innovation – and was recognized by J.D. Power this year for being No. 1 in First/Business and Premium Economy Passenger Satisfaction. The airline also was recognized as the top U.S. airline by the Wall Street Journal and as North America’s most on-time airline in 2024 and our people earned the Platinum Award for Operational Excellence from Cirium.

About Korean Air

Serving the world for more than 55 years, Korean Air is one of the world’s top 20 airlines, carrying more than 23 million passengers in 2024. With its global hub at Incheon International Airport (ICN), the airline serves 117 cities in 40 countries on five continents with a modern fleet of 163 aircraft and over 20,000 professional employees.

Korean Air’s outstanding performance and commitment to the highest level of safety and customer service has widely been recognized. The airline has been granted numerous awards including a 5-star airline rating from Skytrax as well as Airline of the Year from both Air Transport World and Airline Ratings. Korean Air is a founding member of the SkyTeam airline alliance, and has grown into one of the largest transpacific airlines through its joint venture with Delta Air Lines.

For more information about Korean Air, please visit www.koreanair.com, Korean Air Newsroom, facebook.com/KoreanAir, instagram.com/KoreanAirworld and x.com/KoreanAir_KE.

About WestJet

WestJet took to the skies in 1996 with just over 200 employees and three aircraft operating service to five destinations. Since then, WestJet has pioneered low-cost travel in Canada, cutting airfares in half, and increasing the flying population in Canada by more than 50 per cent. Following integration with Sunwing in 2025, more than 14,000 WestJetters support nearly 200 aircraft and connect guests to more than 100 destinations across North America, Central America, the Caribbean, Europe and Asia.

About Onex

Onex invests and manages capital on behalf of its shareholders and clients across the globe. Formed in 1984, we have a long track record of creating value for our clients and shareholders. Our investors include a broad range of global clients, including public and private pension plans, sovereign wealth funds, banks, insurance companies, family offices and high-net-worth individuals. In total, Onex has approximately $51.1 billion in assets under management, of which $8.3 billion is Onex’ own investing capital. With offices in Toronto, New York, New Jersey and London, Onex and its experienced management teams are collectively the largest investors across Onex’ platforms. Onex is listed on the Toronto Stock Exchange under the symbol ONEX. For more information on Onex, visit its website at www.onex.com. Onex’ security filings can also be accessed at www.sedarplus.com.

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